CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$6,060,000	$703.57

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated September 22, 2011 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$6,060,000 Callable Yield Notes due March 27, 2013 Linked to the Lesser Return of the S&P 500® Index and the Russell 2000® Index Global Medium-Term Notes, Series A, No. E-6916

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	September 22, 2011

Issue Date:	September 27, 2011

Final Valuation Date:	March 22, 2013*

Maturity Date:	March 27, 2013**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest Rate:	8.15% per annum

Interest Payment Dates:	Quarterly, on each of December 27, 2011, March 27, 2012, June 27, 2012, September 27, 2012, December 27, 2012 and the Maturity Date.

Day Count Convention:	30/360

Tax Allocation of the Quarterly Interest Payments on the Notes:	Deposit Income: 18.53% of the amount of the quarterly interest payment Put Premium: 81.47% of the amount of the quarterly interest payment

Early Redemption at the Option of the Issuer:	The Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below on any Interest Payment Date, provided the Issuer gives at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option, the Interest Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:	If the Issuer exercises its redemption option on any Interest Payment Date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding such scheduled Interest Payment Date.

Business Day Convention:	Following; Unadjusted

Business Day	New York and London

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk), in addition to the final interest payment, a cash payment determined as follows:

•       If the Final Level of the Lesser Performing Index is greater than or equal to the Barrier Level with respect to such Index, you will receive $1,000 per $1,000 principal amount Note that you hold.

•       If the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

You may lose some or all of the principal amount of your Notes at maturity. If the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, your Notes will be fully exposed to any decline in the level of the Lesser Performing Index from its Initial Level to its Final Level. If the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, the payment at maturity will be based solely on the Index Return of the Lesser Performing Reference Asset, and the performance of the Index that is not the Lesser Performing Index will not be taken into account for purposes of calculating any payment at maturity under the Notes. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Indices:

S&P 500® Index (the “S&P 500 Index”) and Russell 2000® Index (the “Russell 2000 Index”)

The S&P 500 Index and the Russell 2000 Index are each referred to in this pricing supplement as an “Index” and collectively as the “Indices”.

Closing Level:

With respect to the S&P 500 Index, for any Index Business Day with respect to the S&P 500 Index, the closing value of the S&P 500 Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the S&P 500 Index will be based on the alternate calculation of the S&P 500 Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

With respect to the Russell 2000 Index, for any Index Business Day with respect to the Russell 2000 Index, the closing value of the Russell 2000 Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the Russell 2000 Index will be based on the alternate calculation of the Russell 2000 Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Barrier Level:

With respect to the S&P 500 Index, 564.78, the Initial Level of the S&P 500 Index multiplied by 50%, rounded to the nearest hundredth.

With respect to the Russell 2000 Index, 321.71, the Initial Level of the Russell 2000 Index multiplied by 50%, rounded to the nearest hundredth.

Index Business Day:	With respect to an Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Lesser Performing Index:	The Index with the lower Index Return, as calculated in the manner set forth below.

Index Return:	With respect to an Index, the performance of such Index from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:

With respect to the S&P 500 Index, 1,129.56, the Closing Level of the S&P 500 Index on the Initial Valuation Date.

With respect to the Russell 2000 Index, 643.42, the Closing Level of the Russell 2000 Index on the Initial Valuation Date.

Final Level:	With respect to an Index, the Closing Level of the Index on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KVZ1 and US06738KVZ10

*	Subject to postponement in the event of a market disruption event with respect to either Index described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event with respect to either Index and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	1.50%	98.50%
Total	$6,060,000	$90,900	$5,969,100

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.50% of the principal amount of the Notes, or $15 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Payment at Maturity Calculations

The following steps illustrate the hypothetical payment at maturity calculations. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, the hypothetical payment at maturity calculations set forth below are based on (i) the Initial Level of the S&P 500 Index of 1,129.56, (ii) the Initial Level of the Russell 2000 Index of 643.42, (iii) the Barrier Level with respect to the S&P 500 Index of 564.78 (the Initial Level of the S&P 500 Index multiplied by 50.00%, rounded to the nearest hundredth), (iv) the Barrier Level with respect to the Russell 2000 Index of 321.71 (the Initial Level of the Russell 2000 Index multiplied by 50.00%, rounded to the nearest hundredth), and (v) the assumption that the Notes are not redeemed prior to maturity pursuant to “Early Redemption at the Option of the Issuer” as described above. The calculations set forth below do not take into account any tax consequences from investing in the Notes.

Step 1: Determine the Index Return of the Lesser Performing Index.

To determine the Index Return of the Lesser Performing Index, the Calculation Agent will first calculate the Index Return of the S&P 500 Index and the Index Return of the Russell 2000 Index and then determine which Index has the lower Index Return. The Index with the lower Index Return will be the Lesser Performing Index and its Index Return will be the Index Return of the Lesser Performing Index. The Index Return of an Index is calculated by the Calculation Agent equal to the performance of such Index from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

Step 2: Calculate the Payment at Maturity.

The payment at maturity, in addition to the final interest payment, will depend on whether the Final Level of the Lesser Performing Index is greater than, equal to or less than the Barrier Level with respect to such Index. You will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes only if the Final Level of the Lesser Performing Index is greater than or equal to the Barrier Level with respect to such Index.

If the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, you will receive (subject to our credit risk) a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Index Return of the Lesser Performing Index. If the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, the payment at maturity will be based solely on the Index Return of the Lesser Performing Index, and the performance of the Index that is not the Lesser Performing Index will not be taken into account for purposes of calculating any payment at maturity under the Notes. You may lose some or all of the principal amount of your Notes at maturity. The following table illustrates the hypothetical payments at maturity if the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, assuming a range of performance for the Indices:

Russell 2000 Index Final Level	S&P 500 Index Final Level	Russell 2000 Index Return	S&P 500 Index Return	Index Return of The Lesser Performing Index	Payment at Maturity* (Not including any interest payment)
1,319.01	2259.12	105.00%	100.00%	100.00%	$1,000.00
1,222.50	2202.64	90.00%	95.00%	90.00%	$1,000.00
1,190.33	2033.21	85.00%	80.00%	80.00%	$1,000.00
1,093.81	1976.73	70.00%	75.00%	70.00%	$1,000.00
1,061.64	1807.30	65.00%	60.00%	60.00%	$1,000.00
965.13	1750.82	50.00%	55.00%	50.00%	$1,000.00
932.96	1581.38	45.00%	40.00%	40.00%	$1,000.00
836.45	1524.91	30.00%	35.00%	30.00%	$1,000.00
804.28	1355.47	25.00%	20.00%	20.00%	$1,000.00
707.76	1265.11	10.00%	12.00%	10.00%	$1,000.00
643.42	1129.56	0.00%	0.00%	0.00%	$1,000.00
707.76	1073.08	10.00%	-5.00%	-5.00%	$1,000.00
579.08	1073.08	-10.00%	-5.00%	-10.00%	$1,000.00
656.29	903.65	2.00%	-20.00%	-20.00%	$1,000.00
482.57	960.13	-25.00%	-15.00%	-25.00%	$1,000.00
514.74	790.69	-20.00%	-30.00%	-30.00%	$1,000.00
514.74	677.74	-20.00%	-40.00%	-40.00%	$1,000.00
353.88	564.78	-45.00%	-50.00%	-50.00%	$1,000.00
386.05	451.82	-40.00%	-60.00%	-60.00%	$400.00
193.03	1298.99	-70.00%	15.00%	-70.00%	$300.00
160.86	225.91	-75.00%	-80.00%	-80.00%	$200.00
64.34	169.43	-90.00%	-85.00%	-90.00%	$100.00
32.17	0.00	-95.00%	-100.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The S&P Index increases from the Initial Level of 1,129.56 to a Final Level of 1,265.11 and the Russell 2000 Index increases from the Initial Level of 643.42 to a Final Level of 707.76.

Because the Index Returns of both Indices are positive, the Index Return of the Lesser Performing Index is positive and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The S&P Index decreases from the Initial Level of 1,129.56 to a Final Level of 1,073.08 and the Russell 2000 Index increases from the Initial Level of 643.42 to a Final Level of 707.76.

Because the Index Return of the S&P 500 Index is negative and the Index Return of the Russell 2000 Index is positive, the S&P 500 Index is the Lesser Performing Index and the Index Return of the Lesser Performing Index is equal to -5.00%. Because the Final Level of the Lesser Performing Index is not less than the Barrier Level with respect to such Index, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The S&P Index increases from the Initial Level of 1,129.56 to a Final Level of 1,298.99 and the Russell 2000 Index decreases from the Initial Level of 643.42 to a Final Level of 193.03.

Because the Index Return of the Russell 2000 Index of -70.00% is less than the Index Return of the S&P 500 Index of 15.00%, the Russell 2000 Index is the Lesser Performing Index and the Index Return of the Lesser Performing Index is equal to -70.00%. Because the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, regardless of the positive Index Return of the S&P 500 Index, the investor receives a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -70.00%] = $300.00

Example 4: The S&P Index decreases from the Initial Level of 1,129.56 to a Final Level of 451.82 and the Russell 2000 Index decreases from the Initial Level of 643.42 to a Final Level of 386.05.

Because the Index Return of the S&P 500 Index of -60.00% is lower than the Index Return of the Russell 2000 Index of -40.00%, the S&P 500 Index is the Lesser Performing Index and the Index Return of the Lesser Performing Index is equal to -60.00%. Because the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, the investor receives a payment at maturity of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -60.00%] = $400.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Index. If the Calculation Agent determines that on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of either Index, the Final Valuation Date will be postponed. If such postponement occurs, the Final Levels of the Indices shall be determined using the Closing Levels of the Indices on the first following scheduled trading day on which no Market Disruption Event occurs or is continuing in respect of either Index. In no event, however, will the Final Valuation Date be postponed by more than five scheduled trading days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Index on the fifth scheduled trading day, the Calculation Agent will determine the Final Level of the Index unaffected by such Market Disruption Event using the Closing Level of such Index on such fifth scheduled trading day, and will make an estimate of the Closing Level of the Index affected by such Market Disruption Event that would have prevailed on that fifth scheduled trading day in the absence of such Market Disruption Event.

•

For a description of what constitutes a Market Disruption Event with respect to an Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” of the prospectus supplement; and

•

For a description of further adjustments that may affect the Indices, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” of the prospectus supplement.

•

Downside Exposure to the U.S. Equities of the S&P 500® Index—The payment at maturity, if any, is linked to the lesser return of the S&P 500® Index and the Russell 2000® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500 Index, see the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the Index Supplement.

•

Downside Exposure to the U.S. Equities of the Russell 2000® Index—The payment at maturity, if any, is linked to the lesser return of the S&P 500® Index and the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000 Index, see the information set forth under “Non Proprietary Indices—Equity Indices—Russell 2000® Index” in the Index Supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed-rate debt instrument that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Indices (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”). On the cover page of this pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium (this amount is denoted as “Put Premium”). The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Amounts treated as interest on the Deposit will be subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. For a further discussion of the tax considerations applicable to fixed-rate debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

The receipt of cash upon the redemption or maturity of your Notes (excluding cash attributable to the final quarterly interest payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final quarterly interest payment on the Notes).

Upon a sale of your Notes, you would be required to apportion the value of the amount you receive between the Deposit and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount apportioned to the Deposit (excluding amounts attributable to accrued and unpaid interest on the Deposit) and (ii) your adjusted tax basis in the Deposit. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Upon a sale of your Notes, the amount of cash that you receive that is apportioned to the Put Option, if any, (together with any amount of Put Premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Deposit on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until redemption or maturity. If your Notes are so treated, you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss. For a further discussion of the tax considerations applicable to contingent payment debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

It is also possible that the Notes could be treated as a pre-paid income-bearing executory contract in respect of the Indices, in which case you may be required to include as ordinary income the entire quarterly interest payment on the Notes (and not just the interest on the Deposit).

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” (which may include your Notes) with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices or the index components of the Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index. If the Final Level of the Lesser Performing Index is less than Barrier Level with respect to such Index, your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level and you may lose some or all of your principal. If the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, the payment at maturity will be based solely on the Index Return of the Lesser Performing Index, and the performance of the Index that is not the Lesser Performing Index will not be taken into account for purposes of calculating any payment at maturity under the Notes.

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Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price, on any Interest Payment Date, provided the Issuer gives at least five business days’ prior written notice to the trustee. If the

Issuer exercises its redemption option on any Interest Payment Date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding such scheduled Interest Payment Date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue after the relevant Early Redemption Date. The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

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You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final interest payment, you will not receive more than the principal amount of your Notes, even if the Index Return of the S&P 500 Index, the Index Return of the Russell 2000 Index or both are greater than 0%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments paid during the term of the Notes.

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The Payment at Maturity on the Notes is not Linked to the Level of any Index Other than the Final Level of the Lesser Performing Index—Any payment at maturity (other than the final interest payment) due on your Notes will be linked solely to the Index Return of the Lesser Performing Index. The payment at maturity, if any, will not reflect the performance of the Index that is not the Lesser Performing Index. For example, if the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, even though the Index that is not the Lesser Performing Index appreciates from its Initial Level to its Final Level, the calculation of the payment at maturity will not take into account such appreciation and your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level. Similarly, if both Indices have negative Index Returns, any payment at maturity will depend solely on whether the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index and will not be limited in any way by virtue of the Index Return of the other Index being greater than the Index Return of the Lesser Performing Index or by virtue of the Final Level of the other Index not being less than its Barrier Level. Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to the Index that is not the Lesser Performing Index.

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The Payment at Maturity of Your Notes is Not Based on the Level of the Lesser Performing Index at Any Time Other than the Final Level on the Final Valuation Date—The Final Level of the Lesser Performing Index will be based solely on the Closing Level of the Lesser Performing Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Lesser Performing Index fell precipitously on the Final Valuation Date, causing the Closing Level of the Lesser Performing Index to fall below the Barrier Level with respect to such Index, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Lesser Performing Index prior to such drop.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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No Principal Protection—If the Final Level of the Lesser Performing Index is less than the Barrier Level, the payment at maturity will be less, and possibly significantly less, than the principal amount of your Notes. If the Final Level of the Lesser Performing Index is less than the Barrier Level, your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level and you may lose some or all of your principal.

•	Return Limited to the Quarterly Interest Payments—Your return is limited to the quarterly interest payments. You will not participate in any appreciation in the level of any Index.

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No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Indices would have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the quarterly interest payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income or loss. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices on any index business day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Indices;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Indices;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the Indices based on the daily Index closing levels from January 2, 2004 through September 22, 2011. The closing level of the S&P 500 Index on September 22, 2011 was 1,129.56. The closing level of the Russell 2000 Index on September 22, 2011 was 643.42.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Indices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Levels of the Indices on the Final Valuation Date. We cannot give you assurance that the performance of the Indices will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.